EXHIBIT 99.1

Nexstar Media Group Declares Quarterly Cash Dividend of $1.86 Per Share

IRVING, Texas (January 30, 2026) – Nexstar Media Group, Inc. (NASDAQ: NXST) announced today that its Board of Directors declared a quarterly cash dividend of $1.86 per share of its common stock. The dividend is payable on Friday, February 27, 2026, to shareholders of record on Friday, February 13, 2026.

In anticipation of the pending accretive acquisition of TEGNA, Inc., Nexstar’s Board of Directors elected to maintain its current dividend rate. Excess cash will instead be used to finance the acquisition and/or repay debt. Nexstar’s dividend remains a core element of its capital allocation strategy and reflects the Company’s long-term financial strength. Nexstar’s current annualized dividend yield of 3.59% based on the January 29, 2026 closing stock price, places it in the 78th percentile of all dividend payers in the S&P 400.

While the Company intends to pay regular quarterly cash dividends for the foreseeable future, all subsequent dividends will be reviewed quarterly and declared by the Board of Directors at its discretion, including future increases.

About Nexstar Media Group, Inc.

Nexstar Media Group, Inc. (NASDAQ: NXST) is a leading diversified media company that produces and distributes engaging local and national news, sports and entertainment content across its television and digital platforms, including more than 317,000 hours of programming produced annually by its business units. Nexstar owns America’s largest local television broadcasting group comprised of top network affiliates, with more than 200 owned or partner stations in 116 U.S. markets reaching 220 million people. Nexstar’s national television properties include The CW, America’s fifth major broadcast network, NewsNation, our national news network providing “News for All Americans,” popular entertainment multicast networks Antenna TV and Rewind TV, and a 31.3% ownership stake in TV Food Network. The Company’s portfolio of digital assets, including its local TV station websites, The Hill and NewsNationNow.com, are collectively a Top 10 U.S. digital news and information property. For more information, please visit nexstar.tv.

Investor Contacts:

Lee Ann Gliha

Executive Vice President and Chief Financial Officer

Nexstar Media Group, Inc.

972/373-8800

Joseph Jaffoni or Jennifer Neuman

JCIR

212/835-8500 or nxst@jcir.com

Media Contact:

Gary Weitman

EVP and Chief Communications Officer

972/373-8800

gweitman@nexstar.tv

# # #